RESULTS OF SHAREHOLDER MEETING
                               PHOENIX PHOLIOs(SM)
                                October 31, 2006
                                  (Unaudited)

 At a special meeting of shareholders of Phoenix PHOLIOs(SM) (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:

                                 For              Against

    To elect eleven Trustees to serve on the Board of Trustees until the next meeting of shareholders at which Trustees are elected.

E. Virgil Conway...............98,102,072          2,342,054
Harry Dalzell-Payne............98,112,213          2,331,913
Daniel T. Geraci...............98,112,213          2,331,913
Francis E. Jeffries............98,112,213          2,331,913
Leroy Keith, Jr................98,087,253          2,356,873
Marilyn E. LaMarche............98,112,213          2,331,913
Philip R. McLoughlin...........98,059,970          2,384,157
Geraldine M. McNamara..........98,112,213          2,331,913
James M. Oates.................98,101,169          2,342,957
Richard E. Segerson............98,112,213          2,331,913
Ferdinand L. J. Verdonck.......98,112,213          2,331,913


    To ratify the appointment of PricewaterhouseCoopers LLC as the Independent registered public accounting firm for the Trusts

              For                  Against                Abstain
           97,319,831              649,333               2,474,963


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                         RESULTS OF SHAREHOLDER MEETING
                              PHOENIX PHOLIOs(SM)
                               November 21, 2006
                                  (Unaudited)

At a special meeting of shareholders of Phoenix Diversifier PHOLIO, Phoenix Wealth Accumulator PHOLIO, Phoenix Wealth Builder PHOLIO and
Phoenix Wealth Guardian PHOLIO (each a "Fund"), series of Phoenix PHOLIOs(SM) (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:


To approve a proposal to permit Phoenix Investment Counsel, Inc.
("PIC") to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval.

NUMBER OF ELIGIBLE UNITS VOTED:
                                      FOR      AGAINST   ABSTAIN     BROKER
                                                                   NON-VOTES
Phoenix Diversifier PHOLIO          127,473          0    14,464      35,569
Phoenix Wealth Accumulator PHOLIO   208,842     10,931    15,080      49,845
Phoenix Wealth Builder PHOLIO     3,443,616    379,567   117,294   1,734,959
Phoenix Wealth Guardian PHOLIO    2,086,843     84,748   110,659     622,128


To approve the amendment of fundamental restrictions of the Fund with respect to loans.

NUMBER OF ELIGIBLE UNITS VOTED:
                                      FOR      AGAINST   ABSTAIN     BROKER
                                                                   NON-VOTES
Phoenix Diversifier PHOLIO.          127,473     1,448    13,016      35,569
Phoenix Wealth Accumulator PHOLIO    204,576    15,068    15,210      49,845
Phoenix Wealth Builder PHOLIO      3,426,540   385,268   128,670   1,734,959
Phoenix Wealth Guardian PHOLIO     2,098,870    61,969   121,412     622,128


To approve a proposal to reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental.

NUMBER OF ELIGIBLE UNITS VOTED:
                                      FOR      AGAINST   ABSTAIN     BROKER
                                                                   NON-VOTES
Phoenix Wealth Builder PHOLIO    3,411,694     398,714   130,069   1,734,959
Phoenix Wealth Guardian PHOLIO   2,094,128      71,926   116,196     622,128


Shareholders did NOT approve these proposals for the Phoenix Wealth Builder PHOLIO.